January 15, 2009

Edward J. Swotek, Senior Vice President

Immediately

TierOne Bank Enters Into Supervisory Agreement with Federal Regulators

LINCOLN, NE – January 15, 2009 — TierOne Corporation (NASDAQ: TONE) (“Company”), the holding company for TierOne Bank (“Bank”), announced today the Bank has entered into a supervisory agreement with the Office of Thrift Supervision (“OTS”), the Bank’s primary federal regulator, setting forth steps the Bank is taking in response to regulatory concerns with its previous operating results and to address the current economic environment facing the banking and financial industry.

“This agreement is not expected to have any impact on the day-to-day operations of the Bank or our relationship with customers or our employees,” said Gilbert G. Lundstrom, chairman and chief executive officer of the Bank. “Many of the steps contained in the agreement are consistent with the actions we have previously announced and completed, or are in the process of implementing, as TierOne navigates through this period of unprecedented economic disruption.”

The supervisory agreement requires, among other things, the review, and where appropriate, revisions to the Bank’s business strategies impacting selected loan policies, procedures and reporting; enhancements to credit administration and underwriting, asset classification, allowance for loan and lease loss analysis, internal asset review and management oversight; restrictions on capital distributions; and strengthening the Bank’s capital position, including elevated requirements that the Bank maintain a minimum core capital ratio of 8.5% (compared to 5.0%) and a minimum total risk-based capital ratio of 11.0% (compared to 10.0%). The supervisory agreement will remain in effect until modified, suspended or terminated by the OTS.

At September 30, 2008, the Bank’s core and total risk-based capital levels were 9.0% and 11.4%, respectively, both in excess of the elevated requirements even before taking into account a $10.0 million capital contribution which the Company made to the Bank in October 2008.

In addition, the Company agreed with OTS to maintain the elevated capital levels at the Bank. As reported in a recent filing with the Securities and Exchange Commission, the Company contributed $29.1 million to the Bank during the first ten months of 2008. The Company also agreed with the OTS to not pay any dividends on its common stock, make payments on its trust preferred securities or repurchase any shares of its common stock until OTS issues a written notice of non-objection.

TierOne Corporation is the parent company of TierOne Bank, a $3.2 billion federally chartered savings bank and the largest publicly-traded financial institution headquartered in Nebraska. Founded in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas.

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

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